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                                                                       EXHIBIT 5

                                 April 17, 1996

Duke Power Company
422 South Church Street
Charlotte, North Carolina 28242

Dear Sirs:

         With reference to the filing by Duke Power Company (the Company) of a Registration Statement on Form S-3 with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed issuance and sale of an additional $78,000,000 principal amount of First and Refunding Mortgage Bonds, Medium-Term Notes Series (the New Bonds), by the Company, I hereby advise you as follows:

         As General Counsel for the Company, I am familiar with the Articles of Incorporation and the By-Laws of the Company, both as amended to date, the Supplemental Indenture, dated as of March 1, 1990 (the Supplemental Indenture) supplementing the First and Refunding Mortgage, dated as of December 1, 1927, from the Company to Guaranty Trust Company of New York (now Morgan Guaranty Trust Company of New York), as trustee (Chemical Bank, Successor Trustee), as heretofore supplemented and amended (the First and Refunding Mortgage), and have made such examination of corporate records and proceedings and other documents and questions of law as I have considered necessary for the purposes of this opinion.

         Based upon the foregoing, I am of the opinion that:

         (1) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of North Carolina;

         (2) Upon (a) the Registration Statement under the Securities Act of 1933, as amended, with respect to the New Bonds becoming effective; (b) the execution, authentication and delivery of the New Bonds in accordance with the resolutions adopted by the Board of Directors of the Company, and in accordance with the
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     provisions of the First and Refunding Mortgage as supplemented by the
     Supplemental Indenture; and (c) the issuance and sale of the New Bonds in accordance with the provisions of an appropriate order of the North Carolina Utilities Commission and an appropriate order of The Public Service Commission of South Carolina relating thereto, the New Bonds will be valid, binding and legal obligations of the Company in accordance with their terms, except as limited by bankruptcy, insolvency or other laws affecting the enforcement of mortgagees' and other creditors' rights.

         Further, I am of the opinion, except as stated above, and other than in connection with or in compliance with the provisions of the securities or blue sky laws of any jurisdiction of the United States or Canadian Province, that no consent of any governmental authority is necessary for the issuance and sale by the Company of the New Bonds.

         I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement in connection with the issuance of the New Bonds, and I also consent to the use of my name and the reference made to me under the caption "Legal Opinions" in the Prospectus constituting a part of the Registration Statement.

                                           Very truly yours,


                                           STEVE C. GRIFFITH, JR.
                                           ---------------------------
                                           STEVE C. GRIFFITH, JR.


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